Exhibit 99(b)

Unaudited Pro Forma Combined Condensed Financial Information

The following unaudited pro forma combined condensed balance sheet as of March 31, 2005 and the unaudited pro forma combined condensed statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 are based on the historical financial statements of ALLTEL Corporation (“ALLTEL”) and Western Wireless Corporation (“Western Wireless”) after giving effect to the merger as a purchase of Western Wireless by ALLTEL based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial statements have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2004 for purposes of the combined statements of income and on March 31, 2005 for purposes of the combined balance sheet.

The unaudited pro forma combined condensed financial statements presents the combination of historical financial statements of ALLTEL and Western Wireless adjusted to (1) give effect to the May 17, 2005 issuance of approximately 24.5 million shares of ALLTEL common stock to settle the purchase contract obligation related to ALLTEL’s outstanding equity units, as further discussed in Note (a) below; (2) give effect to the disposition of certain interests in a number of operating businesses and licenses of Western Wireless required to be divested by the United States Department of Justice (“DOJ”) in connection with its approval of the acquisition of Western Wireless, as further discussed in Note (b) below; and (3) give effect to the merger. (See Note (g) below.)

The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes included in ALLTEL’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for its quarter ended March 31, 2005 and Western Wireless’ Annual Report on Form 10-K for its fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for its quarter ended March 31, 2005. The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of ALLTEL that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of ALLTEL.

Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market value of the tangible and intangible assets and liabilities of Western Wireless. Certain assumptions have been made with respect to the fair market value of identifiable intangible assets as more fully described in the accompanying notes to the unaudited pro forma combined condensed financial statements. As of the date of this filing, ALLTEL has not commenced the appraisals necessary to arrive at the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price. Once ALLTEL has completed the appraisals necessary to finalize the required purchase price allocation after the consummation of the merger, the final allocation of purchase price will be determined. The final purchase price allocation based on third party appraisals may be different than that reflected in the pro forma purchase price allocation and this difference may be material.

ALLTEL is developing a plan to integrate the operations of Western Wireless after the merger. In connection with that plan, ALLTEL anticipates that certain non-recurring charges, such as relocation expenses, branding and signage costs and billing system conversion expenses, will be incurred in connection with this integration. ALLTEL cannot identify the timing, nature and amount of such charges as of the date of this proxy statement/prospectus. However, any such charge could affect ALLTEL’s results of operations in the period in which such charges are recorded. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction. In addition, the unaudited pro forma combined condensed financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the transaction.

ALLTEL CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF MARCH 31, 2005

		Settle
		Purchase
		Obligation			Western			Western	Pro Forma
	ALLTEL,	Related to		ALLTEL,	Wireless,			Wireless,	Add (Deduct)
(Dollars in millions)	as Reported	Equity Units		as Adjusted	as Reported	Dispositions		as Adjusted	Adjustments		Combined
Assets
Cash and short-term investments	$888.4	$1,385.0	(a)	$2,273.4	$80.5	$—		$80.5	$(2,225.9	)(g)	$128.0
Other current assets	1,094.3	—		1,094.3	494.7	(12.0	)(b)	482.7	(148.8	)(c)(e)(h)	1,428.2

Total current assets	1,982.7	1,385.0		3,367.7	575.2	(12.0)		563.2	(2,374.7)		1,556.2

Investments	668.2	—		668.2	9.3	—		9.3	110.1	(c)	787.6
Goodwill	4,912.9	—		4,912.9	—	—		—	4,228.2	(g)	9,141.1
Other intangibles	1,295.7	—		1,295.7	1,270.4	(96.7	)(b)	1,173.7	(133.2	)(d)(g)	2,336.2
Property, plant and equipment, net	7,500.4	—		7,500.4	1,053.3	(45.7	)(b)	1,007.6	427.5	(g)	8,935.5
Other assets	413.3	—		413.3	47.1	—		47.1	—		460.4

Total Assets	$16,773.2	$1,385.0		$18,158.2	$2,955.3	$(154.4)		$2,800.9	$2,257.9		$23,217.0

Liabilities and Shareholders’ Equity
Current liabilities	$2,026.0	$—		$2,026.0	$466.0	$(11.8	)(b)	$454.2	$297.0	(e)(g)	$2,777.2
Long-term debt	4,924.6	—		4,924.6	2,046.0	—		2,046.0	(1,268.3	)(g)	5,702.3
Deferred income taxes	1,640.9	—		1,640.9	89.6	—		89.6	(51.5	)(h)	1,679.0
Other liabilities	941.6	—		941.6	87.4	—		87.4	—		1,029.0
Shareholders’ equity:
Preferred stock	0.3	—		0.3	—	—		—	—		0.3
Common stock	302.6	24.5	(a)	327.1	1,131.1	—		1,131.1	(1,077.2	)(f)(g)	381.0
Additional paid-in capital	203.6	1,360.5	(a)	1,564.1	—	—		—	3,350.5	(g)	4,914.6
Unrealized holding gain on investments	61.2	—		61.2	5.3	—		5.3	(5.3	)(f)	61.2
Foreign currency translation adjustment	0.5	—		0.5	15.3	—		15.3	(15.3	)(f)	0.5
Parent’s equity in divested operations	—	—		—	—	(142.6	)(b)	(142.6)	142.6	(f)	—
Retained earnings	6,671.9	—		6,671.9	(885.4)	—		(885.4)	885.4	(f)	6,671.9

Total shareholders’ equity	7,240.1	1,385.0		8,625.1	266.3	(142.6)		123.7	3,280.7		12,029.5

Total Liabilities and Shareholders’ Equity	$16,773.2	$1,385.0		$18,158.2	$2,955.3	$(154.4)		$2,800.9	$2,257.9		$23,217.0

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

ALLTEL CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2005

		Settle
		Purchase
		Obligation			Western			Western	Pro Forma
	ALLTEL,	and Remarket		ALLTEL,	Wireless,			Wireless,	Add (Deduct)
(Dollars in millions, except per share amounts)	as Reported	Equity Units		as Adjusted	as Reported	Dispositions		as Adjusted	Adjustments		Combined
Revenues and sales:
Service revenues	$1,898.3	$—		$1,898.3	$501.0	$(18.9	)(l)	$482.1	$(4.3	)(m)	$2,376.1
Product sales	227.7	—		227.7	19.2	(1.0	)(l)	18.2	—		245.9

Total revenues and sales	2,126.0	—		2,126.0	520.2	(19.9)		500.3	(4.3)		2,622.0

Costs and expenses:
Cost of services	626.3	—		626.3	143.7	(4.6	)(l)	139.1	15.0	(m)(n)	780.4
Cost of products sold	281.8	—		281.8	40.8	(2.1	)(l)	38.7	—		320.5
Selling, general, administrative and other	407.4	—		407.4	164.4	(8.4	)(l)	156.0	(10.7	)(n)	552.7
Depreciation and amortization	341.2	—		341.2	72.4	(3.3	)(l)	69.1	37.4	(o)	447.7
Restructuring and other charges	—	—		—	24.3	—		24.3	—		24.3

Total costs and expenses	1,656.7	—		1,656.7	445.6	(18.4)		427.2	41.7		2,125.6

Operating income	469.3	—		469.3	74.6	(1.5)		73.1	(46.0)		496.4
Equity earnings in unconsolidated partnerships	10.7	—		10.7	1.4	—		1.4	—		12.1
Minority interest in consolidated partnerships	(18.3)	—		(18.3)	(3.8)	—		(3.8)	—		(22.1)
Other income, net	120.7	—		120.7	4.6	—		4.6	(4.4	)(p)	120.9
Interest expense	(86.7)	5.5	(i)	(81.2)	(35.6)	0.8	(l)	(34.8)	17.2	(q)	(98.8)
Loss on extinguishment of debt	—	—		—	—	—		—	—		—

Income from continuing operations before income taxes	495.7	5.5		501.2	41.2	(0.7)		40.5	(33.2)		508.5
Income tax expense (benefit)	182.7	2.1	(j)	184.8	35.9	(0.3	)(l)	35.6	(12.9	)(r)	207.5

Net income from continuing operations	313.0	3.4		316.4	5.3	(0.4)		4.9	(20.3)		301.0
Preferred dividends	—	—		—	—	—		—	—		—

Net income from continuing operations applicable to common shares	$313.0	$3.4		$316.4	$5.3	$(0.4)		$4.9	$(20.3)		$301.0

Earnings per Share from Continuing Operations:
Basic	$1.04			$.97							$.79
Diluted	$1.03			$.96							$.78
Average common shares outstanding:
Basic	302.2	24.5	(k)	326.7					54.0	(s)	380.7
Diluted	303.5	24.5	(k)	328.0					60.8	(t)	388.8

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

ALLTEL CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

		Settle
		Purchase
		Obligation			Western			Western	Pro Forma
	ALLTEL,	and Remarket		ALLTEL,	Wireless,			Wireless,	Add (Deduct)
(Dollars in millions, except per share amounts)	as Reported	Equity Units		as Adjusted	as Reported	Dispositions		as Adjusted	Adjustments		Combined
Revenues and sales:
Service revenues	$7,374.3	$—		$7,374.3	$1,835.6	$(94.5	)(l)	$1,741.1	$(12.8	)(u)	$9,102.6
Product sales	871.8	—		871.8	82.1	(4.8	)(l)	77.3	—		949.1

Total revenues and sales	8,246.1	—		8,246.1	1,917.7	(99.3)		1,818.4	(12.8)		10,051.7

Costs and expenses:
Cost of services	2,374.2	—		2,374.2	523.2	(19.8	)(l)	503.4	70.0	(u)(v)	2,947.6
Cost of products sold	1,075.5	—		1,075.5	188.9	(8.8	)(l)	180.1	—		1,255.6
Selling, general, administrative and other	1,524.2	—		1,524.2	626.5	(31.9	)(l)	594.6	(57.2	)(v)	2,061.6
Depreciation and amortization	1,299.7	—		1,299.7	270.7	(13.3	)(l)	257.4	149.6	(w)	1,706.7
Restructuring and other charges	50.9	—		50.9	—	—		—	—		50.9

Total costs and expenses	6,324.5	—		6,324.5	1,609.3	(73.8)		1,535.5	162.4		8,022.4

Operating income	1,921.6	—		1,921.6	308.4	(25.5)		282.9	(175.2)		2,029.3
Equity earnings in unconsolidated partnerships	68.5	—		68.5	6.2	—		6.2	—		74.7
Minority interest in consolidated partnerships	(80.1)	—		(80.1)	(11.5)	—		(11.5)	—		(91.6)
Other income, net	34.5	—		34.5	(4.2)	—		(4.2)	(11.8	)(x)	18.5
Interest expense	(352.5)	22.1	(i)	(330.4)	(140.8)	6.3	(l)	(134.5)	53.8	(y)	(411.1)
Loss on extinguishment of debt	—	—		—	(16.3)	—		(16.3)	—		(16.3)

Income from continuing operations before income taxes	1,592.0	22.1		1,614.1	141.8	(19.2)		122.6	(133.2)		1,603.5
Income tax expense (benefit)	565.3	8.6	(j)	573.9	(91.1)	5.9	(l)	(85.2)	(51.8	)(z)	436.9

Net income from continuing operations	1,026.7	13.5		1,040.2	232.9	(25.1)		207.8	(81.4)		1,166.6
Preferred dividends	0.1	—		0.1	—	—		—	—		0.1

Net income from continuing operations applicable to common shares	$1,026.6	$13.5		$1,040.1	$232.9	$(25.1)		$207.8	$(81.4)		$1,166.5

Earnings per Share from Continuing Operations:
Basic	$3.34			$3.13							$3.02
Diluted	$3.33			$3.12							$2.97
Average common shares outstanding:
Basic	307.3	24.5	(k)	331.8					54.0(aa)		385.8
Diluted	308.4	24.5	(k)	332.9					60.7(bb)		393.6

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

a.	The pro forma adjustment represents the effects of the May 17, 2005 issuance of ALLTEL common stock to settle the purchase contract obligation related to ALLTEL’s outstanding equity units as if such transaction took place on March 31, 2005. In August 2002, ALLTEL sold 27.7 million equity units in an underwritten public offering. Each equity unit consisted of a corporate unit, with a $50 stated amount comprised of a purchase contract and $50 principal amount of senior notes. The purchase contract obligated the holder to purchase, and obligated ALLTEL to sell, on May 17, 2005, for $50, a variable number of newly issued common shares of ALLTEL common stock. Upon settlement of the purchase contracts on May 17, 2005, ALLTEL received proceeds of $1,385.0 million and delivered 24.5 million common shares in the aggregate. The proceeds from the settlement of the purchase contracts is expected to finance the approximated $1.0 billion cash portion of the merger transaction with Western Wireless and a portion of the $1.2 billion of borrowings outstanding under the Western Wireless credit facility that, as a result of a change in control, will become due immediately upon the closing of the merger.

The $50 principal amount of senior notes mature on May 17, 2007 and initially accrued interest at an annual rate of 6.25 percent. On February 17, 2005, ALLTEL completed a remarketing of the senior notes that reset the annual interest rate on the notes to 4.656 percent. The proceeds of the remarketed senior notes were used to purchase a portfolio of U.S. Treasury securities that have been pledged to secure the corporate unit holders’ obligations under the purchase contract component of the corporate unit.

b.	This adjustment is to reflect as of the merger date the removal of the assets and liabilities of certain markets required to be divested by the DOJ as a condition to ALLTEL’s acquisition of Western Wireless. Under terms of the agreement with the DOJ, ALLTEL will divest all of the assets including licenses, retail stores, employees and cell sites in 16 markets currently owned and operated by Western Wireless in Arkansas, Kansas and Nebraska. The amounts of the divested assets and liabilities reflected in the pro forma combined condensed balance sheet have been based upon preliminary estimates of carrying value and are subject to change.

c.	This adjustment is to reclassify as of the merger date the Western Wireless marketable equity securities of $110.1 million from other current assets to investments to conform to ALLTEL’s financial statement presentation of equity securities.

d.	This adjustment is to eliminate as of the merger date the recorded values of the Western Wireless customer base, cellular and PCS licenses of $1,144.4 million and to write off the remaining unamortized debt issuance costs of $29.3 million in connection with the termination of the Western Wireless credit facility. See Note (g)(2).

e.	This adjustment is to eliminate as of the merger date the existing Western Wireless current portion of deferred activation fees of $4.5 million and the corresponding amount of deferred acquisition costs of $4.5 million in accordance with Emerging Issues Task Force (“EITF”) No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”.

f.	This adjustment is to eliminate the Western Wireless shareholder equity accounts as of the merger date.

g.	This adjustment represents the estimated purchase price allocation as of March 31, 2005. For purposes of determining the purchase price allocation, the fair market value of all tangible and intangible assets and liabilities were estimated at March 31, 2005. The allocation of purchase price was as follows:

Consideration:
ALLTEL common stock issued (1)	$3,351.8
Repayment of Western Wireless term loans, net of acquired Western Wireless cash balances (2)	1,155.3
Cash (including direct transaction costs) (3)	990.1
Additional cost of acquisition — Western Wireless stock-based compensation plans (4)	52.6

Total	5,549.8

Allocated to:
Current assets	333.9
Property, plant and equipment (including fair value adjustment) (5)	1,435.1
Investments and other tangible assets	166.5
Identifiable intangible assets (6)	1,040.5
Current liabilities acquired (7)(8)	(751.2)
Long-term debt assumed (including fair value adjustment) (9)	(777.7)
Other long-term liabilities acquired (including deferred taxes)	(125.5)

Goodwill (6)	$4,228.2

(1) The value of ALLTEL common stock issued was based on 53,948,291 shares issued to Western Wireless shareholders and was calculated on the basis of (1) 100,544,281 Western Wireless shares outstanding at May 24, 2005 and (2) the calculation of the per share consideration received by Western Wireless shareholders on the basis of (a) an exchange ratio of 0.53656 and (b) the five day trailing average closing price of ALLTEL common stock through July 5, 2005 of $62.13. The actual exchange ratio could vary between 0.535 and 0.538 (the greater the number of Western Wireless shareholders electing the all-stock or all-cash elections, the closer this number will be to 0.538 and, conversely, the greater the number of Western Wireless shareholders electing the mixed election, the closer this number will be to 0.535). The final value of ALLTEL shares issued to effect the merger will be based on (1) the actual number of Western Wireless shares outstanding as of the merger date, (2) the actual exchange ratio determined once the Western Wireless shareholder elections have been completed and (3) the average closing price of ALLTEL common stock for a five day period commencing two days prior to the completion of the Western Wireless shareholder elections. Based on ALLTEL’s five-day average stock price through July 5, 2005 and the number of Western Wireless shares outstanding at May 24, 2005, the number of ALLTEL shares to be issued would range between 53,791,190 and 54,105,391 shares, and the value of the ALLTEL shares would range between $3,342.0 million and $3,361.6 million, with the difference reflected as an adjustment to goodwill. The mid-points of these ranges were used in preparing the accompanying pro forma combined condensed financial statements.

(2) Pursuant to the change in control provisions included in the Western Wireless credit facility agreement, any amounts outstanding as of the date of merger will become immediately due and payable. At March 31, 2005, Western Wireless had $1,235.8 million of borrowings outstanding under its credit facility and had cash and cash equivalents of $80.5 million. The net debt of $1,155.3 million represents additional consideration given by ALLTEL in the merger transaction.

(3) The cash consideration paid by ALLTEL consisted of $930.1 million paid to Western Wireless shareholders and was calculated on the basis of (1) 100,544,281 Western Wireless shares outstanding at May 24, 2005 and (2) the exchange ratio of $9.25 per share. The determination of the actual amount of cash paid will be based on the number of Western Wireless shares outstanding as of the merger date. The cash consideration also included $60.0 million of direct cash costs related to the transaction. The direct cash costs consisted of estimates for professional fees (including banking fees) and other direct costs of the transaction.

ALLTEL expects to fund as of the merger date the (1) repayment of borrowings outstanding under the Western Wireless credit facility agreement, (2) the cash consideration paid to the shareholders of Western Wireless and (3) direct cash costs of the transaction utilizing the available ALLTEL and Western Wireless cash on hand at the merger date with the balance of the cash outlays funded from the proceeds received from the settlement of the equity unit purchase contracts on May 17, 2005 as discussed in Note (a) above as follows:

Cash consideration:
Repayment of Western Wireless term loans, net of acquired Western Wireless cash balances (2)	$1,155.3
Cash payments to Western Wireless shareholders and for direct transaction costs (3)	990.1

Total cash required to complete the merger transaction	2,145.4
Funded from:
Cash proceeds from settlement of equity unit purchase contracts — See Note (a)	(1,385.0)
ALLTEL cash on hand	(760.4)

$—

The actual amount of term loans outstanding to be repaid under the Western Wireless credit facility, the amount of available ALLTEL and Western Wireless cash balances and any borrowings required under the ALLTEL commercial paper program will be determined at the merger date.

(4) Under the 1998 Stock Appreciation Plan of the Western Wireless subsidiary which holds the international operations, selected management employees of the international operations had been granted stock appreciation rights (“SARs”) with respect to that subsidiary. The SARs vest ratably over a four-year period from the date of grant. The SARs exercise price is based on the implied enterprise value of the international operations on the grant date. The amount of compensation expense that would be recognized as of the merger date related to the SARs of the Western Wireless subsidiary which holds the international operations was estimated to be $35.1 million based on the implied fair value of Western Wireless’s international operations used to determine the estimated purchase price allocation. Upon consummation of the transaction, unvested Western Wireless stock options granted to directors and certain key Western Wireless management employees will vest as a result of a change in reporting relationship. The amount of compensation expense that would be recognized as of the merger date as a result of the accelerated vesting of the Western Wireless stock options was estimated to be $17.5 million based on the specified conversion ratio of the stock options to ALLTEL common stock equivalents of 0.7 per share. The additional compensation expense attributable to the SARs and stock options of Western Wireless represents additional consideration given by ALLTEL in the merger transaction and has been reflected as an increase in ALLTEL’s additional paid in capital balance as of the merger date.

(5) Fair value adjustments of approximately $427.5 million have been made to the carrying value of property, plant and equipment related to the international operations of Western Wireless. Western Wireless acquired its Austrian subsidiary, tele.ring Telekom Services GmbH (“tele.ring”) in a purchase transaction in June 2001 for a price substantially below the net book value of the acquired assets. This adjustment is to write-up the carrying value of tele.ring’s property, plant and equipment to equal the net book value of the assets as reported for statutory audit purposes. For purposes of preparing the pro forma combined financial statements, ALLTEL has assumed that the statutory net book value approximates fair value, as ALLTEL does not have sufficient information to determine replacement cost of Western Wireless’ property, plant and equipment at this time. Accordingly, the fair value of the acquired property, plant and equipment was based on certain assumptions and does not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger. The depreciation and amortization effect of the fair value adjustment to property, plant, and equipment has been included in the adjustments to the unaudited pro forma combined condensed statements of income. See Notes (o) and (w).

(6) The identifiable intangibles consisted of (1) value assigned to the Western Wireless customer base as of March 31, 2005 of $317.5 million and (2) value assigned to the Western Wireless cellular licenses as of March 31, 2005 of $723.0 million, of which $500.0 million related to the international operations. For purposes of preparing the unaudited pro forma combined condensed statement of income, ALLTEL expects to amortize the fair value of the customer base and the international cellular licenses on a straight-line basis over their respective average estimated lives of five years and twenty years. The domestic cellular licenses recorded of $223.0 million have been classified as indefinite-lived intangible assets and are not subject to amortization because ALLTEL expects both the renewal by the granting authorities and the cash flows generated from the domestic cellular licenses to continue indefinitely. Goodwill of $4,228.2 million represents the excess of the purchase price of the acquired business over the fair value of the underlying identifiable net tangible and intangible assets at March 31, 2005. The premium paid by ALLTEL in this transaction is due to the strategic importance of the Western Wireless merger. As a result of the merger, ALLTEL expects to increase its wireless revenue mix from approximately 60 percent to nearly 70 percent of its total consolidated revenues. ALLTEL will achieve additional scale by adding approximately 1.2 million domestic wireless customers (excluding reseller customers) in 19 midwestern and western states that are contiguous to ALLTEL’s existing wireless properties, increasing the number of wireless customers served by ALLTEL to more than 10 million customers in 33 states. ALLTEL will also add approximately 1.6 million international wireless customers in seven countries. In addition, the merger will permit ALLTEL to increase its retail position in these domestic, rural markets where it can leverage ALLTEL’s brand and marketing experience and bring significant value to customers by offering competitive national rate plans. ALLTEL will become a leading independent roaming partner for the four national carriers in the markets served by ALLTEL. ALLTEL will also enhance its strategic options as the wireless industry continues to restructure while preserving ALLTEL’s strong financial position. Finally, ALLTEL expects to achieve reductions in centralized operations costs and interest expense savings as a result of merger. The preliminary allocation of value to the intangible assets was based on assumptions as to the value of customers and cellular licenses. These values were determined by use of a market approach, which seeks to measure the value of assets as compared to similar transactions in the marketplace. To determine market values, ALLTEL utilized a third party valuation firm to derive current market values for the customer base (computed on a per customer basis) and cellular licenses (computed on a per POP basis) from publicly available data for similar transactions in the wireless industry. These valuations are preliminary and do not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger.

(7) The merger agreement provides for Western Wireless to establish a $20.0 million retention pool for retaining the services of key Western Wireless employees, including executive officers, pursuant to which Western Wireless has adopted a Retention Bonus Plan. The cash retention bonus will be paid by Western Wireless regardless of whether the merger is completed or whether the employee is voluntarily or involuntarily terminated prior to the scheduled payment date of the retention bonus. Western Wireless has specifically identified the employees and the respective dollar amount of the bonus that will be payable to each participating employee under the Retention Bonus Plan. At March 31, 2005, Western Wireless had accrued $6.0 million of costs related to the Retention Bonus Plan. The remaining $14.0 million of costs associated with the Retention Bonus Plan has been recognized as a liability assumed by ALLTEL as of the consummation date of the merger and has been included in the allocation of the acquisition cost in accordance with EITF 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination”.

(8) As a result of a change in control, the holders of the Western Wireless 4.625 percent convertible subordinated notes due 2023 have the right to cause Western Wireless to repurchase their convertible subordinated notes at par upon completion of the merger, and accordingly, this debt has been reclassified as short-term debt in the pro forma combined condensed balance sheet. The fair value of this debt was estimated to be $287.5 million at March 31, 2005 compared to its carrying value of $115.0 million. Immediately following the merger and assuming none of the convertible subordinated notes have been converted prior to the merger date, the fair value adjustment or premium of $172.5 million would be recognized as income because at that point the right to cause Western Wireless to repurchase the convertible subordinated notes becomes effective. A pro forma adjustment to recognize the premium has not been reflected in the pro forma combined condensed statement of income due to the non-recurring nature of this item. Upon closing of the merger transaction, each $1,000 principal amount of the convertible subordinated notes will become convertible into 34.6144 shares of ALLTEL common stock and $598.47 in cash based on the mixed election exchange ratio.

(9) Fair value adjustments of approximately $82.5 million have been made to the carrying value of the long term debt that was assumed by a subsidiary of ALLTEL in the merger transaction. ALLTEL expects to amortize the effect of the fair value adjustment to long-term debt as a reduction to interest expense over the term of each debt issue. The effect of the fair value adjustment to long-term debt has been included in the adjustments to the unaudited pro forma combined condensed statements of income. See Notes (q) and (y).

h.	This adjustment is to record the incremental deferred taxes required under SFAS No. 109, “Accounting for Income Taxes”, for the difference between the revised book basis, i.e., fair value, of Western Wireless assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. Because certain of the identifiable intangible assets recognized in the purchase price allocation had no tax basis at the time of the transaction, a deferred tax liability has been recognized for the difference in book and tax basis of the identifiable intangible assets. The pro forma adjustment to deferred income taxes was based on ALLTEL’s effective tax rate of 38.9 percent.

A summary of the effects of the pro forma adjustments (c) to (h) on cash and short-term investments, other current assets, current liabilities, long-term debt and additional paid in capital was as follows:

Effects of pro forma adjustments on cash and short-term investments:
Repayment of borrowings outstanding under Western Wireless’ credit facility — Note (g)(2)	$(1,235.8)
Cash payments to Western Wireless shareholders and for direct transaction costs — Note (g)(3)	(990.1)

Net decrease in cash and short-term investments resulting from pro forma adjustments	$(2,225.9)

Effects of pro forma adjustments on other current assets:
Reclassification of Western Wireless marketable equity securities to Investments — Note (c)	$(110.1)
Eliminate current portion of deferred activations costs — Note (e)	(4.5)
Eliminate current portion of Western Wireless deferred income taxes — Note (h)	(34.2)

Net decrease in other current assets resulting from pro forma adjustments	$(148.8)

Effects of pro forma adjustments on current liabilities:
Reclassification of Western Wireless 4.625% convertible subordinated notes to short-term debt — Note (g)(8)	$115.0
Fair value adjustment to Western Wireless 4.625% convertible subordinated notes — Note (g)(8)	172.5
Record remaining liability related to Western Wireless retention bonus plan — Note (g)(7)	14.0
Eliminate current portion of deferred activation fees — Note (e)	(4.5)

Net increase in current liabilities resulting from pro forma adjustments	$297.0

Effects of pro forma adjustments on long-term debt:
Repayment of borrowings outstanding under Western Wireless’ credit facility — Note (g)(2)	$(1,235.8)
Reclassification of Western Wireless 4.625% convertible subordinated notes to short-term debt — Note (g)(8)	(115.0)
Fair value adjustment to long-term debt of Western Wireless — Note (g)(9)	82.5

Net decrease in long-term debt resulting from pro forma adjustments	$(1,268.3)

Effects of pro forma adjustments on additional paid in capital:
Issuance of ALLTEL common stock to effect the merger transaction — Note (g)(1)	$3,297.9
Additional cost of acquisition — Western Wireless stock-based compensation plans — Note (g)(4)	52.6

Net increase in additional paid in capital resulting from pro forma adjustments	$3,350.5

i.	This adjustment reflects the favorable effect on interest expense resulting from ALLTEL’s remarketing of $1,385.0 million of aggregate principal amount of senior notes completed on February 17, 2005 discussed in Note (a) above.

j.	This adjustment is to reflect the tax effect of the adjustment described in Note (i) and was based on ALLTEL’s effective tax rate of 38.9 percent.

k.	The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional ALLTEL common shares of 24,527,666 issued to settle the equity unit purchase contracts on May 17, 2005 as described in Note (a) above.

l.	The adjustment is to eliminate the operating results of the Western Wireless properties required to be divested by the DOJ as a condition to ALLTEL’s acquisition of Western Wireless as described in Note (b) above.

m.	This adjustment is to eliminate intercompany roaming activity between ALLTEL and Western Wireless.

n.	This adjustment is to reflect the reclassification of Western Wireless Universal Service Fund (“USF”) expense of $6.0 million and Western Wireless bad debt expense of $4.7 million from selling, general, administrative and other expenses to cost of services. Such presentation is consistent with ALLTEL’s classification of these expenses in the statement of income.

o.	This adjustment is to reflect the incremental increase in depreciation expense reflecting the fair value adjustment to the property, plant and equipment of the international operations of Western Wireless described in Note (g)(5) above assuming the transaction had been consummated on January 1, 2004. For purposes of determining this amount, the estimated life of the international property, plant and equipment was assumed to be 7 years as of January 1, 2004. This adjustment also reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (g)(6) above. For purposes of determining the amount of the adjustment, the estimated life of the customer base was assumed to be 5 years and the estimated life of the international cellular licenses was assumed to be 20 years.

Effects on depreciation and amortization expense:
Additional depreciation expense due to fair value adjustment — Note (g)(5) ($427.5 million / 7 years)	$15.3
Amortization of customer lists — Note (g)(6) ($317.5 million / 5 years)	15.9
Amortization of international cellular licenses — Note (g)(6) ($500.0 million / 20 years)	6.2

Net increase in depreciation and amortization expense	$37.4

p.	The adjustment reflects the reduction in interest income resulting from the assumed use of ALLTEL available cash on hand of $760.4 million and Western Wireless available cash on hand of $80.5 million to fund a portion of the repayment of borrowings outstanding under the Western Wireless credit facility and the cash consideration required to complete the merger as discussed in Note (g)(3) above. The reduction in interest income was based on ALLTEL’s and Western Wireless’ historical yields earned on cash and short-term investments during the three months ended March 31, 2005. During the first quarter of 2005, ALLTEL earned 2.08 percent on its cash and short-term investments, while Western Wireless earned 2.37 percent on its cash and short-term investments.

q.	The adjustment reflects the favorable effects on interest expense resulting from (1) repayment of the borrowings outstanding under the Western Wireless credit facility assumed to occur on January 1, 2004 and (2) amortizing the fair value adjustment to long-term debt discussed in Note (g)(9) above. As of January 1, 2004, the fair value adjustment to long-term debt was estimated to be $33.0 million.

Effects on interest expense:
Reduction in interest expense due to repayment of Western Wireless term loans — Note (g)(2)	$(16.4)
Reduction in interest expense due to amortizing fair value adjustment — Note (g)(9)	(0.8)

Net decrease in interest expense	$(17.2)

r.	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (m) through (q) above and was based on ALLTEL’s effective tax rate of 38.9 percent.

s.	The adjustment to weighted average shares outstanding is to reflect the additional ALLTEL common shares of 53,948,291 to effect the completion of the merger as described in Note (g)(1) above.

t.	The adjustment to diluted weighted average shares outstanding is to reflect the additional ALLTEL common shares issued to effect the completion of the merger as described in Note (s) above, as well as additional shares of 6.8 million to reflect the dilutive effects of the Western Wireless stock options and the assumed conversion of the Western Wireless 4.625 percent subordinated notes into ALLTEL common stock.

u.	This adjustment is to eliminate intercompany roaming activity between ALLTEL and Western Wireless.

v.	This adjustment is to reflect the reclassification of Western Wireless USF expense of $23.2 million and Western Wireless bad debt expense of $34.0 million from selling, general, administrative and other expenses to cost of services. Such presentation is consistent with ALLTEL’s classification of these expenses in the statement of income.

w.	This adjustment is to reflect the incremental increase in depreciation expense reflecting the fair value adjustment to the property, plant and equipment of the international operations of Western Wireless described in Note (g)(5) above assuming the transaction had been consummated on January 1, 2004. For purposes of determining this amount, the estimated life of the international property, plant and equipment was assumed to be 7 years as of January 1, 2004. This adjustment also reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (g)(6) above. For purposes of determining the amount of the adjustment, the estimated life of the customer base was assumed to be 5 years and the estimated life of the international cellular licenses was assumed to be 20 years.

Effects on depreciation and amortization expense:
Additional depreciation expense due to fair value adjustment — Note (g)(5) ($427.5 million / 7 years)	$61.1
Amortization of customer lists — Note (g)(6) ($317.5 million / 5 years)	63.5
Amortization of international cellular licenses — Note (g)(6) ($500.0 million / 20 years)	25.0

Net increase in depreciation and amortization expense	$149.6

x.	The adjustment reflects the reduction in interest income resulting from the assumed use of ALLTEL available cash on hand of $760.4 million and Western Wireless available cash on hand of $80.5 million to fund a portion of the repayment of term loans outstanding under the Western Wireless credit facility and the cash consideration required to complete the merger as discussed in Note (g)(3) above. The reduction in interest income was based on ALLTEL’s historical yield earned on cash and short-term investments during the year ended December 31, 2004 of 1.40 percent.

y.	The adjustment reflects the favorable effects on interest expense resulting from (1) repayment of borrowings outstanding under the Western Wireless credit facility assumed to occur on January 1, 2004 and (2) amortizing the fair value adjustment to long-term debt discussed in Note (g)(9) above. As of January 1, 2004, the fair value adjustment to long-term debt was estimated to be $33.0 million.

Effects on interest expense:
Reduction in interest expense due to repayment of Western Wireless term loans — Note (g)(2)	$(51.0)
Reduction in interest expense due to amortizing fair value adjustment — Note (g)(9)	(2.8)

Net decrease in interest expense	$(53.8)

z.	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (u) through (y) above and was based on ALLTEL’s effective tax rate of 38.9 percent.

aa.	The adjustment to weighted average shares outstanding is to reflect the additional ALLTEL common shares of 53,948,291 to effect the completion of the merger as described in Note (g)(1) above.

bb.	The adjustment to diluted weighted average shares outstanding is to reflect the additional ALLTEL common shares issued to effect the completion of the merger as described in Note (aa) above, as well as additional shares of 6.7 million to reflect the dilutive effects of the Western Wireless stock options and the assumed conversion of the Western Wireless 4.625 percent subordinated notes into ALLTEL common stock.